Exhibit 99.1

Boxlight Announces Agreement to Acquire FrontRow

Expands product suite with classroom audio and campus communication solutions

LAWRENCEVILLE, GA, November 1, 2021 — Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technologies, today announced it has signed an agreement to acquire FrontRow Calypso LLC (“FrontRow”), a leader in classroom and campus communication solutions for the education market. The acquisition will be effective as of October 31, 2021, and is expected to close between November 15th and November 30, 2021, but no later than December 31, 2021.

Headquartered in Petaluma, California, FrontRow™ provides solutions for classroom audio, campus communication, emergency communication and AV control. The company’s product suite includes the Juno all-in-one line array tower with teacher and student microphones, installed distributed audio solutions, and IP based campus communication including bells, paging and intercom. The company was founded in 1963 and has sold solutions into over 25 countries including 9,600 school districts in the U.S. Jens Holstebro, CEO at FrontRow, will accept the position of SVP Audio Solutions at Boxlight and will manage Boxlight’s audio strategy and operations going forward.

Michael Pope, Chairman and CEO at Boxlight commented, “We are excited to welcome Jens Holstebro and the entire FrontRow team to the Boxlight family. We identified classroom and campus audio as our top growth opportunity outside of interactive displays last year, and we actively identified and pursued FrontRow with its industry best solutions. I’m thrilled to have reached an agreement to with the FrontRow shareholders, and I look forward to fully integrating the FrontRow products into our Boxlight ecosystem. We also expect to substantially increase demand for the FrontRow solutions as we leverage our global sales team and reseller channel.”

Jens Holstebro, CEO at FrontRow stated, “Finding a new home with Boxlight is a perfect fit for our future growth journey. We wanted to join an organization with deep roots in the education technology market who could appreciate our value and solution proposition. Besides deep market understanding, Boxlight will provide FrontRow with access to new customers across new verticals, and we are excited to co-develop solutions offering even more value through greater integration in the classroom and across the entire campus. We know from earlier partnership conversations with Boxlight that our cultures are very similar, so when the acquisition opportunity emerged, it was an easy decision.”

About FrontRow

Founded in 1963, FrontRow is headquartered in Sonoma County (California), and has offices in Toronto (Canada), Aalborg (Denmark), Shenzhen (China), Brisbane (Australia), and Hamilton (United Kingdom). FrontRow’s technology helps schools communicate effortlessly with students, groups, and devices. Schools choose FRONTROW for its easy-to-use products, better academic outcomes, and a safer, more efficient campus. FRONTROW products have been helping children learn effectively in nearly 10,000 school districts worldwide.

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) (“Boxlight”) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch® and Mimio®. The company aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, supporting accessories and professional services. For more information about the Boxlight story, visit http://www.boxlight.com and https://www.clevertouch.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives and competition in the industry. Boxlight encourages you to review other factors that may affect its future results in its filings with the SEC.

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sunshine.nance@boxlight.com

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